EXHIBIT 99.1

Idaho Strategic Reports 2023 Operating and Financial Performance

Highlighted by a 42.6% Increase in Revenue and First Full Year of Profitability

COEUR D’ALENE, Idaho, March 25, 2024 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the year ending December 31, 2023. IDR achieved a 42.6% increase in revenue and a 35.1% increase in gold production over 2022.

Idaho Strategic’s CEO and President, John Swallow stated, “2023 proved to be a pivotal year for Idaho Strategic. At the end of 2022 we knew a year of blocking and tackling lay ahead and our team really delivered. Not only did we continue our track record of profitable gold production established in Q4 of 2022, but we also advanced our Golden Chest and critical minerals exploration efforts considerably. Looking beyond the operations, I believe our overall business plan is being validated amongst a broadening array of stakeholders within and outside of the sector. Throughout the year we gained knowledge, built relationships, and worked to expand exposure to those that typically invest elsewhere. The benefits of our production-backed exploration business plan are becoming evident amongst investors, local communities, national laboratories, and government agencies, where we are seeing increased attention given to our business approach and operating track record.”

Golden Chest Highlights for 2023 Include:

•	Produced a total of 8,247 ounces of gold contained in concentrates and dore’.

•	Commenced mining of the high-grade H-Vein at the Golden Chest Mine.

•	Mined 37,780 tonnes of ore from underground at the Golden Chest Mine at an average grade of 6.36 grams per tonne (gpt) and completed 135 meters of development related to the Main Access Ramp (MAR) and 435 meters of stope access ramps.

•	Mined 2,350 tonnes of ore from the Jumbo pit at an average grade of 12.40 gpt gold.

•	Processed 40,130 dry metric tonnes (dmt) at the Company’s New Jersey Mill with an average gold head grade of 6.71 gpt and gold recovery of 92%.

•	Completed approximately 3,740 meters of additional Golden Chest drilling.

•	A highlight of the core drilling was GC-22-233 which intercepted 18.7 gpt gold over 2.24 meters in the H-Vein.

•	Completed mining in the open pit and transitioned fulltime to underground production.

Idaho Strategic Resources, Inc. • 201 N. 3rd Street • Coeur d’Alene, Idaho 83814

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Rare Earth Highlights for 2023 include:

•	Trenched up to 5% total rare earth elements (REE) at Lemhi Pass - including magnet REE concentrations in excess of 70%.

•	Sampled 28.2% and 34.1% total rare earth oxides at the Company’s Mineral Hill REE project.

•	Added to the Company’s Mineral Hill REE landholdings and expanded the strike length of known REE mineralization over 0.5 miles.

•	Provided numerous REE samples to collaborative partners from various national laboratories, universities, and government agencies.

Corporate Highlights for 2023 include:

•	Achieved the first profitable year in Company history and recorded its fifth consecutive quarter of profitability.

•	Announced the addition of Carolyn Turner to the Company’s Board of Directors.

2023 Financial Highlights Include the Following:

•	Revenue from concentrate sales increased 42.6% to $13,656,733 for the year ending December 31, 2023, compared to $9,580,189 for the comparable period in 2022. The increase was combination of selling 2,001 more ounces of gold during the year, recognizing higher gold prices on concentrate sales, and a shift in the majority of mine production to the H-vein. We anticipate ore from the H-vein to be the primary source of ore for 2024.

•	Gross profit for the year ended December 31, 2023 was $3,965,036 compared to a gross profit of $1,553,921 in 2022. This resulted in an increase in gross profit as a percentage of sales to 29.0% in 2023, up from 16.2% in 2022.

•	The consolidated net profit (loss) included non-cash charges of $1,470,563 in 2023, compared to $1,633,492 in 2022.

•	Net income (loss) attributable to Idaho Strategic Resources, Inc. was $1,157,746 and ($2,535,429) in the years ended December 31, 2023, and 2022, respectively.

•	Gold sales receivable increased to $1,038,867 from $909,997 at December 31, 2023 compared to 2022 as a result of increased gold sales.

•	The Company saw a decrease in exploration expenses for 2023 largely due to less drilling being done on the Company’s gold properties in 2023, as well as capitalizing a portion of the 2023 drilling that was incorporated into the Mineral Reserve. We anticipate an increase in drilling activity in 2024 over 2023, which may result in an increased exploration expense.

•	General and administrative costs decreased significantly in 2023 compared to 2022 due to no stock option awards taking place in 2023.

•	All in sustaining cost (AISC) for gold production decreased to $1,279.38 in 2023 from $1,689.24 in 2022 as a result of both an increase an improved scheduling and mine sequencing at the Golden Chest mine, as well as higher grade ore being processed from the H-vein.

Idaho Strategic Resources, Inc. • 201 N. 3rd Street • Coeur d’Alene, Idaho 83814

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Mr. Swallow concluded, “While 2023 proved to be a successful year of impressive growth and marked IDR’s pivot into profitable operations, it is now behind us and our excitement for the future is palpable.

Looking ahead… With the first quarter largely in the books, I believe 2024 will be another year of growth for the company. Consistent with our recently announced plans for a paste backfill plant at the Golden Chest and the purchase of additional land near the mine, we have already initiated some of the capital investments necessary to deliver overall production growth and cost savings. These expenditures have been addressed through a combination of equipment financing, first quarter cash flow, disciplined and largely targeted sales in our ATM facility with known investors, and funds received from the exercise of existing warrants. With the backdrop of higher gold prices, higher grades, and more streamlined operations (and if things go as planned) we anticipate the combination of open field running and the ‘pulling forward’ of our development plans at the Golden Chest to add significantly to our financial profile for the year and future production growth. In short, this is it. This is the time.”

Qualified person

IDR’s Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Idaho Strategic Resources (IDR) is an Idaho-based gold producer which also owns the largest rare earth elements land package in the United States. The Company’s business plan was established in anticipation of today’s volatile geopolitical and macroeconomic environment. IDR finds itself in a unique position as the only publicly traded company with growing gold production and significant blue-sky potential for rare earth elements exploration and development in one Company.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “intends”, “potential”, “believe”, “plans”, “expects”, “may”, “goal’, “assume”, “estimate”, “anticipate”, and “will” or similar words suggesting future outcomes, or other expectations, beliefs, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but are not limited to, Idaho Strategic Resources’ potential to deliver revenue and production growth in 2024, the potential for the Company to initiate and complete additional capital investments in 2024 that will lead to increased production and profitability, the Company’s plans to increase its exploration efforts in 2024, the potential for the Company’s 2024 financial performance to be in-line, better, or worse than 2023, the potential for the Company’s relationships built in 2023 to have any positive or negative outcome to the Company in 2024, and the potential for Idaho Strategic’s operations to remain profitable in 2024. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. Investors should note that IDR’s claim as the largest rare earth elements landholder in the U.S. is based on the Company’s internal review of publicly available information regarding the rare earth landholdings of select companies within the U.S., which IDR is aware of. Investors are encouraged not to rely on IDR’s claim as the largest rare earth elements landholder in the U.S. while making investment decisions. The forward-looking statement information above, and those following are applicable to both this press release, as well as the links contained within this press release. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreaks, if they occur, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; the accuracy of historic estimates; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources, Inc. • 201 N. 3rd Street • Coeur d’Alene, Idaho 83814

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